Exhibit 10.4
                               ------- ----

                         SUN VALLEY GOLD COMPANY

                           Investment Advisors

                            Letter of Intent
                         Regarding the Purchase
                          of an Equity Interest
                          in Gold Standard Inc.


     AGREEMENT made this 29th day of April 1996, by and between Gold Standard Inc. ("GSTD") and Sun Valley Gold Company ("SVGC").

     GSTD is a company located at 712 Kearns Building, Salt Lake City, Utah. GSTD desires to sell equity interest to SVGC.

     SVGC is an investment advisor located at 620 Sun Valley Road, Ketchum, Idaho. SVGC desires to purchase an equity interest in GSTD.

     GSTD and SVGC agree that SVGC will purchase three million (3,000,000) units of GSTD at US$1.00 per unit. Each unit will consist of one common share and one whole common share purchase warrant. Each whole warrant is exerciseable [sic] at any time up to three years from the closing date of the transaction and entitles the holder to subscribe for one additional common share at an exercise price of US$1.50 per share.

     GSTD and SVGC agree to negotiate in good faith and are prepared to close the transaction at the earliest possible date. GSTD and SVGC agree that the closing date of the transaction will be the date that shares and warrants are delivered to SVGC in acceptable form and that money changes hands. GSTD and SVGC agree that GSTD will be entitled to 20% of the funds paid by SVGC on the closing date and 80% of the funds will be deposited into an escrow account, pending receipt by SVGC of free-trading unlegended common shares. GSTD agrees to make all necessary regulatory filings and both parties agree to act in good faith in order to provide SVGC with free-trading unlegended common shares at the earliest possible date.

     If SVGC has not received free-trading unlegended common shares by July 31, 1996, SVGC may, at its option, issue a written notice to GSTD (facsimile transmission acceptable), that if free-trading unlegended common shares are not received by August 30, 1996, SVGC will return to GSTD 80% of the units it received on the closing date, less 10% of such units, and SVGC will be entitled to receive the funds deposited into the escrow account plus interest.

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     GSTD and SVGC agree that SVGC reserves the right to appoint one director to the board of GSTD and reserves the right to require that any additional appointees, in excess of the three board members that are appointed by SVGC and the fourth board member that may be appointed by SVGC, shall be mutually agreed upon.

     IN WITNESS WHEREOF, the parties have signed this Letter of Intent on the date first written above.

GOLD STANDARD INC.                        SUN VALLEY GOLD COMPANY


By:  /s/ Scott L. Smith                   By:  /s/  Peter F. Palmedo
   ---------------------------               ----------------------------
   Scott L. Smith, President                 Peter F. Palmedo, President

  620 Sun Valley Road - Post Office Box 2759 - Sun Valley, Idaho 83353
                  (208) 726-2327 - Fax: (208) 726-2469

  Suite 405-The Landing-375 Water Street-Vancouver, B.C.-Canada V6B 5C6
                  (604) 689-1765 - Fax: (604) 689-1448